UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 11, 2005

RTI International Metals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ohio

(State or Other Jurisdiction of Incorporation)

001-14437	52-2115953

(Commission File Number)	(IRS Employer Identification No.)

1000 Warren Avenue Niles, Ohio	44446

(Address of Principal Executive Offices)	(Zip Code)

(330) 544-7700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     (d) On July 11, 2005, James A. Williams was elected to serve on the Board of Directors (the “Board") of RTI International Metals, Inc. (“RTI” or the “Company"), effective immediately, in conjunction with the Board’s increase in the authorized number of directors constituting the entire Board from ten (10) to eleven (11) directors. Effective as of the same date, the Board appointed Mr. Williams to serve on the Audit Committee and the Human Resources Committee of the Board. Most recently, Mr. Williams, a certified public accountant, was a partner at Ernst & Young LLP until he retired in 2003. As a non-employee director of the Board, Mr. Williams will receive the same standard compensation amounts paid to other non-employee directors for service on the Board, which amounts have been disclosed previously in the Company’s proxy statement filed with the U.S. Securities and Exchange Commission on April 14, 2005. There were no arrangements or understandings between Mr. Williams and any other person pursuant to his election as a director, and there are and have been no transactions since the beginning of the Company’s last fiscal year, or currently proposed, regarding Mr. Williams that are required to be disclosed by Item 404(a) of Regulation S-K.

     RTI issued a press release on Monday, July 11, 2005, announcing the election of Mr. Williams. The press release is set forth in its entirety as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 8.01 Other Events.

     On July 15, 2005 RTI issued a press release announcing that RTI has undertaken an internal investigation concerning certain titanium plate product that was improperly inspected at its titanium mill in Niles, Ohio. The Company has no reason to believe that any of the material is defective but has notified all affected customers. None of the product is used in rotating engine parts.

     The press release announcing the investigation is set forth in its entirety as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits. The following exhibit is being filed pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description

99.1	RTI press release issued Monday, July 11, 2005
99.2	RTI press release issued Friday, July 15, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RTI International Metals, Inc.
Date: July 15, 2005	By:	/s/ Lawrence W. Jacobs

Lawrence W. Jacobs, Vice President and Chief Financial Officer